                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59604
PROSPECTUS

                               12,190,000 SHARES

                           [EL PASO CORPORATION LOGO]

                              EL PASO CORPORATION

                                  COMMON STOCK

     This prospectus relates to up to 12,190,000 shares of El Paso Corporation common stock, par value $3.00 per share, issuable from time to time upon settlement of the purchase contracts associated with 18,400,000 outstanding FELINE PRIDES(SM) of El Paso CGP Company (formerly The Coastal Corporation), stated amount $25.00. This prospectus also relates to any additional shares of El Paso common stock that may become issuable as a result of any anti-dilution adjustments.

     El Paso's common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the trading symbol "EPG." On May 7, 2001, the closing price of El Paso's common stock on the New York Stock Exchange was $66.55 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" AND "CAUTIONARY
           STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 3.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 8, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    3
Cautionary Statement Regarding Forward-Looking Statements...    3
Use of Proceeds.............................................    5
Settlement of the El Paso CGP PRIDES........................    6
Plan of Distribution........................................   15
Where You Can Find More Information.........................   16
Legal Matters...............................................   18
Experts.....................................................   18

                                    SUMMARY

     This summary highlights information appearing in other sections of this prospectus. It may not contain all of the information that you should consider before investing in El Paso's common stock. You should read the prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated herein by reference. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," or "El Paso," we are describing El Paso Corporation and its subsidiaries. When we refer to "El Paso CGP" we are describing El Paso CGP Company (formerly The Coastal Corporation), a subsidiary of El Paso.

EL PASO'S BUSINESS

     El Paso is a global energy company with operations that span the wholesale energy value chain, from energy production and extraction to power generation. El Paso's principal operations include:

     - transportation, gathering, processing, and storage of natural gas;

     - marketing of energy and energy-related commodities and products;

     - generation of power;

     - refining of petroleum;

     - production of chemicals;

     - development and operation of energy infrastructure facilities;

     - exploration and production of natural gas and oil; and

     - mining of coal.

     In January 2001, El Paso merged with The Coastal Corporation. El Paso accounted for the merger as a pooling of interests and converted each share of Coastal common stock and Class A common stock on a tax-free basis into 1.23 shares of El Paso common stock. El Paso also exchanged Coastal's outstanding convertible preferred stock for El Paso common stock on the same basis as if the preferred stock had been converted into Coastal common stock immediately prior to the merger. El Paso issued a total of approximately 271 million shares, including 4 million shares issued to holders of Coastal stock options. The total value of the transaction was approximately $24 billion, including $7 billion of assumed debt and preferred equity.

     El Paso's principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 420-2600.

EL PASO CGP COMPANY

     In January 2001, The Coastal Corporation became a wholly owned subsidiary of El Paso through the merger of Coastal with and into a subsidiary of El Paso. After the merger, Coastal changed its name to El Paso CGP Company. El Paso CGP is a diversified energy holding company with operations in natural gas gathering, marketing, processing, storage and transmission; petroleum refining, marketing and chemicals; gas and oil exploration and production; coal mining; and power.

     El Paso CGP's principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 420-2600.

THE OFFERING

     In August 1999, Coastal (now El Paso CGP Company) issued a total of 18,400,000 securities called FELINE PRIDES(SM). The FELINE PRIDES consisted of 17,000,000 Income PRIDES with a stated value of $25.00 and 1,400,000 Growth PRIDES with a stated value of $25.00. The Income PRIDES consisted of a unit comprised of a senior debenture of Coastal and a purchase contract under which the holder was entitled to purchase from Coastal, no later than August 16, 2002, a specified number of shares of Coastal common stock for $25.00 per share (the stated price). Growth PRIDES consisted of a unit comprised of a purchase contract under which the holder was entitled to purchase from Coastal, no later than August 16, 2002, a number of shares of Coastal common stock and a 2.5% undivided beneficial interest in a three-year treasury security having a principal amount at maturity equal to $1,000.00. We refer to the Income PRIDES and the Growth PRIDES collectively in this prospectus as the PRIDES.

     As a result of the merger of Coastal with El Paso, holders of the PRIDES are no longer entitled to purchase shares of Coastal common stock under the purchase contacts. Instead, holders of the PRIDES are now entitled to purchase a number of shares of El Paso common stock upon settlement of the purchase contracts equal to the "settlement rate." As a result of the merger, the settlement rate is 0.6622, subject to adjustment under the circumstances described in this prospectus under the heading, "Settlement of the Prides -- Anti-Dilution Adjustments." As required by the terms of the PRIDES' purchase contract agreement, El Paso has agreed to issue its common stock upon settlement of the PRIDES purchase contracts. The registration statement of which this prospectus is a part registers the offer and sale by El Paso and El Paso CGP of shares of common stock of El Paso upon settlement of the purchase contracts under the PRIDES.

                                  RISK FACTORS

     Before you invest in El Paso common stock, you should read the risks, uncertainties and factors which may adversely affect El Paso that are discussed under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K dated March 23, 2001, which are incorporated by reference in this prospectus, as well as the following additional risk factors related to this offering.

YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO THE EL PASO COMMON STOCK UNTIL THE SETTLEMENT OF THE EL PASO CGP PRIDES PURCHASE CONTRACTS

     If you hold PRIDES, you will not be entitled to any rights with respect to El Paso common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the El Paso common stock). You will only be entitled to rights with respect to the El Paso common stock if and when we deliver shares of El Paso common stock upon settlement of the purchase contracts associated with the PRIDES on August 16, 2002, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after our delivery of shares to you. For example, if an amendment is proposed to El Paso's certificate of incorporation or by-laws and the record date for determining the stockholders of record entitled to vote on that amendment occurs prior to delivery, you will not be entitled to vote on that amendment.

EL PASO MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF THE EL PASO COMMON STOCK

     The number of shares of El Paso common stock that you are entitled to receive on August 16, 2002, or as a result of early settlement of a purchase contract, is subject to adjustment for specified events arising from stock splits and combinations, stock dividends and other actions by El Paso that modify its capital structure. We will not adjust the number of shares of El Paso common stock that you are to receive on August 16, 2002 or as a result of early settlement of a purchase contract for other events, including offerings of common stock for cash by El Paso or in connection with acquisitions. El Paso is not restricted from issuing additional common stock during the term of the purchase contracts and has no obligation to consider your interests for any reason. If El Paso issues additional shares of common stock, it may materially and adversely affect the price of the El Paso common stock, which may adversely affect the trading price of Income PRIDES or Growth PRIDES.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the securities of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that our telecommunications strategy may not be successful;

     - the risk that the former businesses of The Coastal Corporation may not be successfully integrated with our businesses;

     - the risk that we may not fully realize the benefits expected to result from our merger with The Coastal Corporation;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K filed March 23, 2001, and our 2000 Annual Report on Form 10-K. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     El Paso CGP will receive proceeds of approximately $460 million upon settlement of the purchase contracts associated with the PRIDES (including any early settlements), before expenses, which it has agreed to forward to El Paso. El Paso will use the amounts received from El Paso CGP upon settlement of the purchase contracts associated with the PRIDES, and the related issuance of El Paso common stock, for general corporate purposes. Pending such uses, El Paso will invest any proceeds in marketable securities and short-term investments.

                            SETTLEMENT OF THE PRIDES

     The summary of the settlement of the purchase contracts associated with the PRIDES set forth below is not complete. This prospectus relates to the El Paso common stock to be issued in connection with the purchase contracts. For a description of the terms and conditions of the PRIDES, including the associated purchase contracts, please see the prospectus supplement dated July 28, 1999 and related base prospectus dated July 2, 1999 of El Paso CGP and those documents which were filed as exhibits to the registration statement relating to that prospectus (Registration Statement No. 333-81095), as well as supplements to some of those documents which are filed as exhibits to the registration statement relating to this prospectus. You are encouraged to read those documents and supplements relating to the PRIDES.

GENERAL

     The PRIDES were issued and sold by Coastal in an underwritten registered public offering in August 1999.

     In January 2001, Coastal (now El Paso CGP) became a wholly owned subsidiary of El Paso through a merger with a subsidiary of El Paso. As a result of the merger, each outstanding share of Coastal's common stock was converted into the right to receive 1.23 shares of El Paso common stock.

     After the merger, Coastal changed its name to El Paso CGP Company. As required by the terms of the PRIDES' purchase contract agreement, El Paso has agreed to issue its common stock upon settlement of the PRIDES purchase contracts.

     Each purchase contract associated with an PRIDES obligates the holder of the purchase contract to purchase, and El Paso CGP to sell, on August 16, 2002, for an amount in cash equal to the stated amount of the PRIDES, a number of newly issued shares of El Paso common stock equal to the "settlement rate." As a result of the merger, the settlement rate is 0.6622, subject to adjustment under the circumstances described in "-- Anti-Dilution Adjustments."

     No fractional shares of El Paso common stock will be issued under the PRIDES purchase contracts. Instead, the holder of Income PRIDES or Growth PRIDES is entitled to receive an amount of cash equal to the fraction of a share times the average of the closing price per share of El Paso common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2002.

     On the business day immediately preceding August 16, 2002, unless a holder of Income PRIDES or Growth PRIDES:

     - has settled the related purchase contracts prior to August 16, 2002 through the early delivery of cash to the purchase contract agent in the manner described under "-- Early Settlement;"

     - in the case of Income PRIDES, has settled the related purchase contracts with separate cash on the business day immediately preceding August 16, 2002 pursuant to prior notice in the manner described under "-- Notice to Settle with Cash;"

     - in the case of Income PRIDES, has had the debentures related to the holder's purchase contracts remarketed in the manner described herein in connection with settling such purchase contracts; or

     - an event described under "-- Termination" below has occurred,

then

     - in the case of Income PRIDES, unless a tax event redemption has occurred, El Paso CGP will exercise its rights as a secured party to dispose of the debentures in accordance with applicable law; and

     - in the case of Growth PRIDES, or Income PRIDES if a tax event redemption has occurred, the principal amount of the related treasury securities, or the appropriate applicable ownership interest of the treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase El Paso common stock under the related purchase contracts. The El Paso common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the PRIDES and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the El Paso common stock to any person other than the holder.

     Each holder of Income PRIDES or Growth PRIDES, by acceptance of such securities, will be deemed to have:

     - irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as such holder remains a holder of the PRIDES; and

     - duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

     In addition, each beneficial owner of Income PRIDES or Growth PRIDES, by acceptance of this interest, will be deemed to have agreed to treat

     - itself as the owner of the related debentures, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be; and

     - the debentures as indebtedness for all United States federal tax purposes.

REMARKETING

     Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement between the remarketing agent, the purchase contract agent and El Paso CGP, unless a tax event redemption has occurred, the debentures of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding August 16, 2002 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding August 16, 2002.

     The remarketing agent will use its reasonable efforts to remarket these debentures at a price of approximately 100.5% of the aggregate principal amount plus any accrued and unpaid interest payment including deferred interest payments, if any. The portion of the proceeds from the remarketing equal to the aggregate principal amount of the debentures will be automatically applied to satisfy in full such Income PRIDES holders' obligations to purchase El Paso common stock.

     In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed debentures, from any amount of the proceeds in excess of the aggregate principal amount of the remarketed debentures plus any accrued and unpaid interest payments, including any deferred interest payments. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of such holder. Income PRIDES holders whose debentures are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

     If,

     - despite using its reasonable efforts, the remarketing agent cannot remarket the related debentures, other than to El Paso CGP, at a price equal to or greater than 100% of the aggregate principal amount of the debentures plus any accrued and unpaid interest payments, including any deferred interest payments; or

     - the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, El Paso CGP will exercise its rights as a secured party to dispose of the debentures in accordance with applicable law and satisfy in full the holder's obligation to purchase El Paso common stock under the related purchase contracts.

However, if El Paso CGP exercise its rights as a secured creditor, it will pay any accrued and unpaid interest, including any deferred interest payments, on the debentures in cash to the holders of record of the debentures.

     El Paso CGP will cause a notice of a failed remarketing to be published on the second business day immediately preceding August 16, 2002 by publication in a daily newspaper in the English language of general circulation in The City of
New York, which is expected to be The Wall Street Journal.   In addition, El
Paso CGP will request, not later than seven nor more than 15 calendar days prior to the remarketing date, that the depositary notify its participants holding PRIDES of the remarketing. If required, El Paso CGP will endeavor to ensure that a registration statement with regard to the full amount of the debentures to be remarketed shall be effective in such form as will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

EARLY SETTLEMENT

     A holder of Income PRIDES may settle the related purchase contracts at any time on or prior to the fifth business day immediately preceding August 16, 2002 by presenting and surrendering the related PRIDES certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to El Paso CGP in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled, but only in integral multiples of 40 Income PRIDES; provided, however, that if a tax event redemption has occurred prior to August 16, 2002 and the treasury portfolio has become a component of the Income PRIDES, holders of the Income PRIDES may settle early only in integral multiples of 3,200,000 Income PRIDES at any time on or prior to the second business day immediately preceding August 16, 2002.

     A holder of Growth PRIDES may settle the related purchase contracts at any time on or prior to the second business day immediately preceding August 16, 2002 by presenting and surrendering the related PRIDES certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment in immediately available funds of an amount equal to:

     - the stated amount times the number of purchase contracts being settled; plus

     - if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if El Paso CGP has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

     So long as the PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

     Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

     - the holder will receive 0.6622 newly issued shares of El Paso common stock per Income PRIDES or Growth PRIDES, subject to adjustment under the circumstances described in "-- Anti-Dilution Adjustments" below, accompanied by this prospectus, as amended or stickered;

     - the debentures, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, related to such Income PRIDES or Growth PRIDES will be transferred to the holder free and clear of El Paso CGP's security interest;

     - the holder's right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited;

     - the holder's right to receive future contract adjustment payments will terminate; and

     - no adjustment will be made to or for the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

     If the purchase contract agent receives a PRIDES certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of PRIDES by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, other than from Income PRIDES holders after the occurrence of a tax event redemption, the next business day will be considered the settlement date.

     Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related El Paso common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, we will cause the shares of El Paso common stock being purchased to be issued, and El Paso CGP will cause the related debentures, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

NOTICE TO SETTLE WITH CASH

     A holder of an Income PRIDES wishing to settle the related purchase contract with separate cash on the business day immediately preceding August 16, 2002 must notify the purchase contract agent by presenting and surrendering the Income PRIDES certificate evidencing the Income PRIDES at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding August 16, 2002 (if a tax event redemption has occurred) or on the fifth business day immediately preceding August 16,

2002 (if a tax event redemption has not occurred). If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding August 16, 2002, El Paso CGP will exercise its right as a secured party to dispose of, in accordance with applicable law, the related debenture to satisfy in full, from the disposition of the debenture, the holder's obligation to purchase El Paso common stock under the related purchase contracts.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments will be fixed at a rate per year of .25% of the stated amount per purchase contract in the case of Growth PRIDES. Contract adjustment payments that are not paid when due (after giving effect to any permitted deferral) will bear interest at the rate per year of 6.625%, compounded quarterly, until paid. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the original issue date and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year.

     Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Growth PRIDES.

     If any date on which contract adjustment payments are to be made on the purchase contracts related to Growth PRIDES is not a business day, then payment of the contract adjustment payments will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of this delay), except that, if this business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the relevant payment date.

     A "business day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New
York) are permitted or required by any applicable law to close.

     El Paso CGP's obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any senior indebtedness.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

     El Paso CGP may, at its option and upon prior written notice to the holders of the PRIDES and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Growth PRIDES until no later than August 16, 2002. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 6.625% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to El Paso CGP), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

     We will not issue any fractional shares of El Paso common stock with respect to the payment of deferred contract adjustment payments on August 16, 2002. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.

     "Applicable market value" means the average of the closing price per share of El Paso common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2002. "Closing price" of the El Paso common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the New York Stock Exchange on such date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the El Paso common stock is so listed. If the El Paso common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the El Paso common stock as reported by the Nasdaq Stock Market, or, if the El Paso common stock is not so reported, the last quoted bid price for the El Paso common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the El Paso common stock on such date as determined by a nationally recognized independent investment banking firm retained by El Paso CGP for this purpose. A "trading day" means a day on which the El Paso common stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the El Paso common stock.

     If El Paso CGP elects to defer the payment of contract adjustment payments on the purchase contracts until August 16, 2002, each holder of Growth PRIDES will receive on August 16, 2002 in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of El Paso common stock equal to the aggregate amount of deferred contract adjustment payments payable to the holder, divided by the applicable market value.

     If El Paso CGP exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, El Paso CGP will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or make guarantee payments with respect to the above (other than (1) purchases or acquisitions of shares of its capital stock in connection with the satisfaction by it of its obligations under any employee benefit plans or the satisfaction by it of its obligations pursuant to any contract or security outstanding on the date of such event requiring it to purchase capital stock, (2) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of the capital stock,
(3) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged, (4) dividends or distributions in its capital stock (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (5) redemptions or repurchases of any rights outstanding under a shareholder rights plan or the declaration thereunder of a dividend of rights in the future).

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate will be subject to adjustment (without duplication) upon the occurrence of certain events, including:

     - the payment of dividends (and other distributions) of El Paso common stock on El Paso common stock;

     - the issuance to all holders of El Paso common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase El Paso common stock at less than the current market price thereof;

     - subdivisions, splits and combinations of El Paso common stock;

     - distributions to all holders of El Paso common stock of evidences of El Paso's indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first or second bullet point above and any dividend or distribution paid exclusively in cash);

     - distributions (other than regular quarterly cash distributions) consisting exclusively of cash to all holders of El Paso common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash distributions) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by El Paso or any of El Paso's subsidiaries for El Paso common stock concluded within the preceding 12 months, exceeds 15% of El Paso's aggregate market capitalization (such aggregate market capitalization being the product of the current market price of El Paso common stock multiplied by the number of shares of El Paso common stock then outstanding) on the date of such distribution; and

     - the successful completion of a tender or exchange offer made by El Paso or any of El Paso's subsidiaries for El Paso common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by El Paso or any of El Paso's subsidiaries for the El Paso common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash distributions) to all holders of El Paso common stock made within the preceding 12 months, exceeds 15% of El Paso's aggregate market capitalization on the expiration of such tender or exchange offer.

     The "current market price" per share of El Paso common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by El Paso commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the El Paso common stock trades regular way on such exchange or in such market without the right to receive such issuance or distribution.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the El Paso common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

     If at any time El Paso makes a distribution of property to its stockholders which would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of its current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of PRIDES.

     In addition, El Paso CGP may make increases in the settlement rate as its board of directors deems advisable to avoid or diminish any income tax to holders of El Paso's capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate;

provided, however, that any adjustments which by reason of the above are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     El Paso CGP will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of El Paso common stock issuable upon early settlement of a purchase contract.

TERMINATION

     The purchase contracts, and the rights and obligations of El Paso CGP and of the holders of the PRIDES thereunder (including the right thereunder to receive accrued contract adjustment payments or deferred contract adjustment payments, if any, and the right and obligation to purchase El Paso common stock), will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to El Paso CGP. Upon any termination, the collateral agent will release the related debentures, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the treasury portfolio or the treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that El Paso CGP becomes the subject of a case under the Bankruptcy Code, a delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. El Paso CGP expects any such delay to be limited.

                              PLAN OF DISTRIBUTION

     El Paso's common stock will be issued and sold under this prospectus from time to time only to holders of the purchase contracts associated with the 18,400,000 PRIDES, stated amount $25.00, upon settlement of those purchase contracts. The settlement date for each outstanding purchase contract is August 16, 2002, unless earlier settled by the holder as described above.

     This prospectus does not cover any resales of the El Paso common stock received upon settlement of the purchase contracts associated with the PRIDES. No person is authorized to make any use of this prospectus in connection with any resale or in connection with any other transaction or the offer or sale of any other securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares of El Paso common stock to be sold under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room       New York Regional Office      Chicago Regional Office
Room 1024                   Suite 100                     Citicorp Center
450 Fifth Street, N.W.      7 World Trade Center          Suite 1400
Washington, D.C. 20549      New York, New York 10048      500 West Madison Street
                                                          Chicago, Illinois
                                                          60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including El Paso and El Paso CGP, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and about El Paso at the offices of the Pacific Exchange located at 310 Pine Street, San Francisco, California 94014.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

EL PASO SEC FILINGS (FILE NO. 1-14365)

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2, 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, and March 29, 2001;

     - Proxy Statement for the Annual Meeting of Shareholders to be held on May 21, 2001, filed March 27, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A, dated April 5, 2001; and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

EL PASO CGP SEC FILINGS (FILE NO. 1-7176)

     - Annual Report on Form 10-K, for the year ended December 31, 2000; and

     - Current Report on Form 8-K filed February 2, 2001.

     We incorporate by reference additional documents that either company may file with the SEC after the date of this prospectus until all of the shares offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO SELL, OR TO ASK FOR OFFERS TO BUY, THE SHARES OF COMMON STOCK OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                 LEGAL MATTERS

     The validity of the shares of El Paso common stock offered hereby will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from the 2000 Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited supplemental combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K dated March 23, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K dated March 23, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K dated March 23, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

May 8, 2001

                               12,190,000 SHARES

                           [EL PASO CORPORATION LOGO]

                              EL PASO CORPORATION

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------